Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Jennifer McGuffin
Investor Relations
630-245-1780
IR@calamos.com
Calamos Asset Management, Inc. Reports Third Quarter 2010 Results and Declares Dividend
NAPERVILLE, Ill., October 26, 2010 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today reported third quarter 2010 results, including revenues of $78.4 million and operating income of $30.6 million. Income before income taxes was $34.2 million for the current quarter. The company’s net income of $4.7 million and diluted earnings per share of $0.23 reflect the public ownership interest of 21.67% of the investment management business. The remaining ownership interest of 78.33% is attributed to the Calamos principals. At September 30, 2010, assets under management totaled $32.6 billion.
     Additionally, the company declared a regular quarterly dividend of 7.5 cents per share payable on November 24, 2010 to shareholders of record on November 9, 2010.
Management Commentary
     “In the third quarter of 2010, Calamos Asset Management maintained its strength in both the overall financial health of the company as well as in the relative performance of our investment strategies. Additionally, assets under management increased throughout the quarter. The company has displayed stability amid economic uncertainty and continued market volatility,” said John P. Calamos, Sr., chairman, chief executive and co-chief investment officer.
Distribution Efforts
     “Given the state of the markets, we are seeing interest in the company’s low-volatility equity strategies, in both the institutional and intermediary channels. These actively-managed strategies aim to reduce downside exposure while allowing for appreciation in bullish markets. Overall third quarter flows into domestic equity strategies, meanwhile, continue to mirror market trends and investors’ hesitation to invest in equity funds at this time,” said Calamos.
     “The company maintained its focus on distribution and marketing efforts in the third quarter to further increase brand awareness and to be more assertive in the marketplace. We are responding to investor concerns about whipsaw markets with a campaign for low-volatility equity strategies. We are also emphasizing the opportunities we see in the growth equity space with additional marketing support for those products,” said Calamos.
Investment Results
     “The investment portfolios performed well, relative to their respective benchmarks. The company enjoyed particular strength in the emerging markets, global and international strategies, reflecting investment opportunities the investment team sees around the world,” said Calamos.

     “The markets were defined by significant volatility this quarter and we anticipate that uncertainty will persist in the months to come. We continue to position our portfolios to manage systemic risk and generate strong performance over complete market cycles,” said Calamos.
Assets Under Management and Flows
     Assets under management as of September 30, 2010 were $32.6 billion, representing an increase of $2.7 billion, or 9%, from the previous quarter end. The increase consisted of $3.1 billion in market appreciation partially offset by net redemptions of $0.4 billion. Average assets under management were $31.0 billion during the third quarter of 2010, compared to $28.7 billion for the same period one year ago.
     For the nine months ended September 30, 2010, assets under management were little changed. Over this period, assets under management decreased by $151 million as net redemptions of $1.7 billion slightly exceeded market appreciation of $1.5 billion. Average assets under management were $31.7 billion for the first three quarters of 2010, compared to $26.0 billion for the same period one year ago.
     Though flows into our institutional separate accounts remained positive for the year, the company experienced net redemptions for the nine months ended September 30, 2010 that were primarily attributable to net outflows from managed account platforms and to outflows from domestic equity mutual funds. The decision to increase the account minimums for convertible-based strategies on SMA platforms led to approximately $1.3 billion in redemptions from managed account platforms during the first six months of 2010.
Investment Performance
     Relative long-term performance remains strong, reflecting the Calamos investment team’s philosophy and capabilities over complete market cycles.
     Of the Calamos institutional strategies ranked by eVestment Alliance1 as of September 30, 2010, 45%, 55%, 50%, and 80% of strategies were ranked in the upper half of their respective categories for the one-, three-, five-, and ten-year periods. 27% of the institutional strategies ranked in the upper 11% for both the one- and three-year time periods in their respective eVestment Alliance categories. (See Table D for details.)
     For more information about investment performance, please visit www.calamos.com.

[1]	eVestment Alliance rankings are based on total return for the period ending 9.30.2010, and do not take into account any investment advisory and/or management fees that may be associated with these strategies. eVestment Alliance is an independent third party database that contains performance information for select investment advisors. Information contained in this database is supplied, on a voluntary basis, by investment advisors who choose to be included in the database.

Financial Results
Quarterly Results
     Revenues for the third quarter were $78.4 million, an increase of 6% from $73.8 million in the third quarter of 2009. For the three months ended September 30, 2010, operating expenses were $47.8 million, an increase of $1.4 million, or 3% from the same period in 2009.
     Investment management fees for the three months ended September 30, 2010 increased by $4.7 million to $57.6 million when compared to the same period last year. The increase in investment management fees was principally driven by an 8% increase in average assets under management. Conversely, distribution and underwriting fees slightly decreased when compared to the prior year’s quarter, as contingent deferred sales commissions decreased and distribution fees were relatively unchanged. While the distribution fee rates for each share class of the mutual funds remained the same, the composition of assets by share class materially changed with a greater percentage of assets invested in Class I shares, from which the company does not earn distribution fees.
     Compensation expense increased by $0.6 million, or 3%, from the last year’s quarter mostly due to performance-based incentive compensation. Marketing and sales promotion expenses were $3.3 million for the third quarter compared to $2.6 million in the same quarter a year ago, primarily due to targeted campaigns to build awareness about the low-volatility equity strategies and to increased supplemental payments to broker-dealers.
     Operating income was $30.6 million for the third quarter of 2010 versus $29.7 million in the second quarter 2010 and $27.4 million in the third quarter of 2009. Operating margin was 39.0% for the current quarter, up from 36.9% in the previous quarter and up from 37.1% in the third quarter of 2009. The improvement in operating performance from the third quarter 2009 was a result of revenue growth generated from the increase in assets under management as well as a continued focus on expense control. Diluted earnings per share for the third quarter of 2010 were $0.23 versus $0.13 for the same period a year ago.
Year-to-Date Results
     Revenues for the first nine months of 2010 were $240.0 million, a 20% increase from $200.4 million in the first nine months of 2009, resulting mostly from a 22% increase in average assets under management. For the nine months ended September 30, 2010, operating expenses were $149.2 million, an 8% increase from $138.5 million. With the increase in assets under management, distribution expense increased by $6.7 million, or 16% in the first nine months compared to the same period a year ago, though at a moderated pace given the shift of assets under management to Class I shares. Additionally, compensation expense increased by $4.1 million, or 8%, over last year, mostly due to performance-based incentive and equity compensation. Amortization of deferred sales commissions decreased by $2.5 million, or 25%, given the change in estimated remaining life of the respective Class B share mutual fund assets. All other expense variances are consistent with the descriptions provided within the quarterly results.
     Operating income was $90.8 million in the first nine months of 2010 compared to $61.9 million for the same period in 2009. Operating margin was 37.8% versus 30.9% for the same period in 2009. Diluted earnings per share were $0.70 in the first nine months of 2010 compared to $0.39 for 2009.

Non-Operating Results and Other Items
     Non-operating income, net of non-controlling interest in partnerships, was $3.6 million during the third quarter of 2010 as presented in Table A, compared to an $8.1 million loss in the same period 2009. For the nine months ended September 30, 2010, non-operating income, net of non-controlling interest in partnerships was $15.1 million compared to a $3.9 million loss in the same period 2009.
     The company continues to conservatively manage its strong financial condition and its corporate investment portfolio. The investment portfolio was approximately $427.8 million at September 30, 2010 and principally reflects investments in products that the company manages, aligning the corporate financial interests with those of its clients. This portfolio provides a significant source of liquidity as it consists primarily of diversified investments in the company’s family of funds and cash equivalents. The company continues to use exchange-traded equity option contracts as an economic hedge to reduce downside risk and price volatility of the total portfolio value.
     For the three months and nine months ended September 30, 2010, the net gains on the company’s investment portfolio as presented in Table B were $25.7 and $19.1 million, or gains of 8.0% and 6.6%, respectively. Certain investment securities require differing financial accounting treatments; hence, not all changes in the portfolio’s value are reported in current earnings. Instead, all gains and losses from investment securities owned by the company’s broker-dealer and from derivatives that the company owns and reports in the Consolidated Condensed Statements of Operations, while unrealized gains and losses on securities designated as “available-for-sale” are captured as a component of equity until realized. Therefore, in the most recently completed quarter investment income of $5.4 million (as presented in both Table A and Table B) increased earnings, while the component of the company’s portfolio that directly impacts equity generated net unrealized gains of $20.4 million. It should also be noted that a portion of investment income includes the realized gains associated with the company’s long-term trading strategy that seeks to harvest capital gains to realize certain deferred tax assets.
Investor Conference Call
     Management will hold an investor conference call at 4 p.m. Central Time on Tuesday, October 26. To access the live call and view management’s presentation, visit the Investor Relations section of our website at http://investors.calamos.com. Alternatively, participants may listen to the live call by dialing 888.529.1786 (706.634.9500 outside the U.S.), then entering conference ID number 16023306. A replay of the call will be available until the end of the day on November 5, 2010 by dialing 800.642.1687 (706.645.9291 outside the U.S.), then entering conference ID number 16023306. A webcast also will be available on the Investor Relations section of our website at http://investors.calamos.com for at least 90 days following the date of the call.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a globally diversified investment firm offering equity, convertible, defensive equity, fixed- income and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

Calamos Asset Management, Inc.
Consolidated Condensed Statements of Operations
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Investment management fees	$57,572	$52,868	$174,609	$142,362
Distribution and underwriting fees	20,118	20,271	63,217	56,287
Other	729	659	2,189	1,797

Total revenues	78,419	73,798	240,015	200,446
Expenses:
Employee compensation and benefits	18,287	17,686	57,294	53,155
Distribution expenses	15,931	15,713	49,175	42,473
Amortization of deferred sales commissions	2,198	2,494	7,240	9,710
Marketing and sales promotion	3,264	2,627	9,483	8,089
General and administrative	8,128	7,904	26,039	25,071

Total operating expenses	47,808	46,424	149,231	138,498

Operating income	30,611	27,374	90,784	61,948
Non-operating income (loss)	3,615	(7,972)	15,188	(3,615)

Income before income tax provision.	34,226	19,402	105,972	58,333
Income tax provision	2,598	1,670	8,840	5,096

Net income	31,628	17,732	97,132	53,237
Net income attributable to non-controlling interest in Calamos Holdings LLC	(26,883)	(15,001)	(82,895)	(45,178)
Net income attributable to non-controlling interest in partnerships	(52)	(141)	(63)	(330)

Net income attributable to Calamos Asset Management, Inc.	$4,693	$2,590	$14,174	$7,729

Earnings per share
Basic	$0.24	$0.13	$0.71	$0.39

Diluted	$0.23	$0.13	$0.70	$0.39

Weighted average shares outstanding
Basic	19,894,637	19,621,137	19,869,974	19,616,455

Diluted	20,143,747	20,090,555	20,153,369	19,948,616

Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Mutual Funds
Beginning assets under management	$23,142	$20,003	$24,480	$17,498
Net purchases (redemptions)	(141)	21	(301)	95
Market appreciation	2,175	2,832	997	5,263

Ending assets under management.	25,176	22,856	25,176	22,856

Average assets under management	23,997	21,382	24,239	19,092

Separate Accounts
Beginning assets under management	6,771	7,029	8,234	6,542
Net redemptions	(258)	(302)	(1,356)	(710)
Market appreciation	875	960	510	1,855

Ending assets under management.	7,388	7,687	7,388	7,687

Average assets under management	6,998	7,339	7,440	6,859

Total Assets Under Management
Beginning assets under management	29,913	27,032	32,714	24,040
Net redemptions	(399)	(281)	(1,657)	(615)
Market appreciation	3,050	3,792	1,507	7,118

Ending assets under management.	32,564	30,543	32,564	30,543

Average assets under management	$30,995	$28,721	$31,679	$25,951

	At September 30,		Change
	2010	2009	Amount	Percent
Mutual Funds
Open-end funds	$20,088	$18,092	$1,996	11%
Closed-end funds	5,088	4,764	324	7

Total mutual funds	25,176	22,856	2,320	10

Separate Accounts
Institutional accounts	5,110	4,219	891	21
Managed accounts	2,278	3,468	(1,190)	(34)

Total separate accounts	7,388	7,687	(299)	(4)

Ending assets under management	$32,564	$30,543	$2,021	7%

	At September 30,		Change
	2010	2009	Amount	Percent
Assets by Strategy
Equity	$11,459	$11,432	$27	0%
Convertible	6,929	6,666	263	4
Defensive Equity	6,408	5,747	661	12
Enhanced Fixed Income	2,860	2,623	237	9
Total Return	2,228	2,141	87	4
Alternative	2,063	1,398	665	48
High Yield	380	339	41	12
Fixed Income	237	197	40	20

Ending assets under management	$32,564	$30,543	$2,021	7%

Table A
Calamos Asset Management, Inc
Non-operating Income, Net of Non-controlling Interest in Partnership Investments
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest income	$98	$186	$306	$566
Interest expense	(1,950)	(1,950)	(5,850)	(5,850)

Net interest expense	(1,852)	(1,764)	(5,544)	(5,284)

Investment income (loss)	5,399	(6,060)	20,348	1,452
Miscellaneous other income	68	(148)	384	217

Investment and other income (loss).	5,467	(6,208)	20,732	1,669

Non-operating income (loss)	3,615	(7,972)	15,188	(3,615)

Net income attributable to non-controlling interest in partnerships	(52)	(141)	(63)	(330)

Non-operating income (loss), net of non-controlling interest in partnerships	$3,563	$(8,113)	$15,125	$(3,945)

Table B
Calamos Holdings LLC
Summary of Investment Portfolio Returns
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Returns reflected in earnings:
Investment income (loss)	$5,399	$(6,060)	$20,348	$1,452
Net (income) loss attributable to non-controlling interest in partnership investments	(52)	(141)	(63)	(330)

Returns reflected in equity:
Net unrealized gain (loss) reported in accumulated other comprehensive income.	20,352	16,648	(1,154)	30,638

Total investment portfolio returns	$25,699	$10,447	$19,131	$31,760

Average investment securities owned	$319,961	$225,524	$289,611	$217,325
Total portfolio return	8.0%	4.6%	6.6%	14.6%

Table C
Calamos Asset Management, Inc.
Effective Income Tax Rate
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Income tax provision	$2,598	$1,670	$8,840	$5,096
Income tax (provision) benefit attributable to non-controlling interest in Calamos Holdings LLC	144	(99)	(396)	(357)

Income tax provision attributable to CAM.	2,742	1,571	8,444	4,739

Net income attributable to CAM	4,693	2,590	14,174	7,729

Income before taxes attributable to CAM	$7,435	$4,161	$22,618	$12,468

CAM’s effective income tax rate	36.9%	37.8%	37.3%	38.0%

Table D
eVestment Alliance
Institutional Strategy Rankings

Calamos			# of		# of	5 Yr	# of	10 Yr	# of
Institutional	eVestment	1 Yr %	Strategies	3 Yr %	Strategies	%	Strategies	%	Strategies
Strategies	Category	Rank	1 Yr	Rank	3 Yr	Rank	5 Yr	Rank	10 Yr
Growth	US Mid Cap Growth Equity	55	138	70	137	80	125	42	85
Large Cap Growth	US Large Cap Growth Equity	28	318	30	308	32	286	—	—
Mid Cap Growth	US Mid Cap Growth Equity	9	138	44	137	69	125	—	—
US Opportunities	US All Cap Growth Equity	64	80	11	78	27	68	9	46
Value	US All Cap Value Equity	98	120	53	113	68	105	—	—
Global Growth	Global All Cap Growth Equity	8	50	11	35	—	—	—	—
Global Opportunities	Global All Cap Growth Equity	47	50	23	35	37	28	41	18
International Growth	EAFE All Cap Growth	3	36	9	34	1	30	—	—
Convertible	US Convertibles	74	24	65	24	73	24	58	18
Global Convertibles	US Convertibles	82	24	57	24	26	24	—	—
High Yield	US High Yield Fixed Income	89	109	79	105	70	101	22	77
Data presented reflects past performance, which is no guarantee of future results. Strong rankings are not indicative of positive performance. Absolute performance for some strategies was negative.
Source: eVestment Alliance — rankings are based on total return for the period ending September 30, 2010, and do not take into account any investment advisory and/or management fees that may be associated with these strategies. eVestment Alliance is an independent third party database that contains performance information for select investment advisors. Information contained in this database is supplied, on a voluntary basis, by investment advisors who choose to be included in the database and is reliant on the individual advisors to be timely and accurate.
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